Exhibit 10.1

Robert Dawson

2 Scotts Moore Court

Phoenix, MD 21131

June 15, 2017

Dear Robert,

Offer and Position

We are very pleased to extend an offer of employment to you for the position of President and Chief Executive Officer of RF Industries, Ltd., a Nevada corporation (the "Company").

Duties

In your capacity as President and Chief Executive Officer, you will perform duties and responsibilities that are commensurate with your position as the President and Chief Executive Officer of a publicly traded company and such other duties as may be assigned to you from time to time. You will report directly to the Board of Directors of the Company (the "Board"). If nominated or appointed to the Board, you will also serve as a member of the Board for no additional compensation. You agree to devote your full business time, attention and best efforts to the performance of your duties and to the furtherance of the Company's interests. Notwithstanding the foregoing, nothing in this letter shall preclude you from devoting reasonable periods of time to charitable and community activities, managing personal investment assets and serving on boards of other companies (public or private) not in competition with the Company, provided that none of these activities interferes with the performance of your duties hereunder or creates a conflict of interest.

Location

Your principal place of employment shall be at our corporate office/headquarters in San Diego, California, subject to business travel as needed to properly fulfill your employment duties and responsibilities.

Start Date

This offer is based on a mutually acceptable start date, to be determined, which we currently anticipate will be on or about July 17, 2017 ("Start Date").

Base Salary

In consideration of your services, you will be paid an initial base salary of $250,000 per year, subject to review annually for increase, but not decrease, payable in accordance with the standard payroll practices of the Company and subject to all withholdings and deductions as required by law.

Relocation Allowance

The Company shall pay, or reimburse you in accordance with Company policies for, all reasonable, actual relocation expenses incurred by you relating to relocation of you and your family to San Diego, California, up to an aggregate of $75,000. If you terminate your employment, or if your employment is terminated by the Company for cause during the first year following your Start Date, you agree to repay the Company the gross amount of any relocation expenses paid or reimbursed.

Annual Bonus

During your employment, you will be eligible to participate in the Company's annual bonus plan pursuant to which you will have the opportunity to earn a year-end bonus equal to fifty percent (50%) of your annual base salary (the “Annual Bonus”). The actual bonus paid may be higher or lower than the Annual Bonus for over-or under-achievement of Company and individual objectives as determined by the Board of Directors or the Compensation Committee of the Board. It is currently anticipated that 80% of your Annual Bonus will be based on the Company’s performance and 20% will be based on the achievement of individual goals. The Annual Bonus performance goals will be established at the beginning of each fiscal year by the Board of Directors or its Compensation Committee. Any Annual Bonus with respect to a particular fiscal year will be paid within 2 1/2 months following the end of the year. For fiscal year October 31, 2017, the bonus will be discretionary upon the board of directors’ approval. If a bonus is granted, it will be paid prior to the end of January 2018. You must remain continuously employed through the bonus payment date to be eligible to receive an annual bonus payment for a particular fiscal year.

Equity Grants

As of the Start Date, you will receive a one-time equity award in the form of stock options to purchase 100,000 shares of the Company’s common stock. The award will be subject to the terms and conditions of the RF Industries, Ltd. 2010 Stock Incentive Plan, will have an exercise price based on the trading price on the Nasdaq Stock Market on the Start Date, and will vest as to 10,000 shares per year (10,000 shares will vest on the Start Date, and 10,000 shares will vest on each anniversary thereafter while you are employed by the Company).

For each full fiscal year of employment, you will be eligible to receive an annual equity award determined by the Board in its discretion.

Benefits and Perquisites

You will be eligible to participate in the employee benefit plans and programs generally available to the Company's senior executives, subject to the terms and conditions of such plans and programs. You will be entitled to paid vacation in accordance with the Company's policies in effect from time to time. The Company reserves the right to amend, modify or terminate any of its benefit plans or programs at any time and for any reason. The plans currently in effect consist of the following:

--	Health Insurance (the HMO plan for the employee is covered 100% by the Company, and dependents at 25%)
--	Long Term Disability Insurance
--	Life Insurance - $100,000
--	AD&D - Accidental Death & Dismemberment equal to Life Benefit
--	401(k) – Eligible after 90 days
--	Maximum sick leave per year is six days
--	Eight paid holidays per year

Vacation policy is as follows:

Service	Vacation

Hire thru 5 years	80 hours / yr
6 thru 10 years	120 hours / yr
11 thru 14	160 hours / yr
15 thru 20 yrs	200 hours / yr
20+	240 hours/yr

Withholding

All forms of compensation paid to you as an employee of the Company shall be less all applicable withholdings.

Term of Employment

The term of this letter agreement will be for one year. After the first anniversary of the Start Date, your employment hereunder automatically will renew, and your period of employment will automatically be extended for an additional one-year period, unless either party provides the other party with written notice of non-renewal at least sixty (60) days prior to the date of automatic renewal. In the event that your employment with the Company is terminated without Cause prior to the first anniversary of the Start Date, you will receive a severance payment equal to twelve months of your base salary, payable in full within thirty (30) days after termination, provided that you execute a full general release in favor of the Company. For purposes hereof, “Cause” shall mean (i) a material breach by you of this agreement or your material failure to perform your duties, which breach or failure are not cured within ten (10) days following receipt of written notice thereof from the Company’s Board of Directors; (ii) your death or your disability resulting in your inability to perform your duties assigned hereunder for a period of 90 days; (iii) theft of Company assets, dishonesty, or falsification of any Company documents or records; or (iv) your conviction (including any plea of guilty or nolo contendere) of any criminal act that in the Board’s judgment may materially damage the business or reputation of the Company.

Change in Control Payment

Immediately upon a Change of Control Transaction, all of your time based stock options shall immediately vest, whether or not your employment is terminated. If, either within 30 days before, or 180 days after a Change of Control Transaction your employment is terminated by the Company for any reason other than Cause, you will be entitled to receive a change of control cash payment in an amount equal to 12 month’s salary (based on your base salary at the time of such termination). A “Change of Control Transaction” means (x) the acquisition by any one person or entity of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then outstanding voting securities; (y) a sale, assignment, lease, conveyance or other disposition of all or substantially all of the assets of the Company, in one transaction or a series of related transactions, or (z) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

Section 409A

This offer letter is intended to comply with Section 409A of the Internal Revenue Code ("Section 409A") or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this offer letter, payments provided under this offer letter may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this offer letter that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this offer letter shall be treated as a separate payment. Any payments to be made under this offer letter upon a termination of employment shall only be made upon a "separation from service" under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this offer letter comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of non-compliance with Section 409A.

Notwithstanding any other provision of this offer letter, if any payment or benefit provided to you in connection with termination of employment is determined to constitute "nonqualified deferred compensation" within the meaning of Section 409A and you are determined to be a "specified employee" as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of your termination date (the "Specified Employee Payment Date") or, if earlier, on the date of your death. The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date and interest on such amounts calculated based on the applicable federal rate published by the Internal Revenue Service for the month in which your separation from service occurs shall be paid to you in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

Governing Law

This offer letter shall be governed by the laws of California, without regard to conflict of law principles.

Other Matters

You will be asked to verify your right to work in the United States, as demonstrated by your completion of an I-9 form upon hire and your submission of acceptable documentation (as noted on the I-9 form) verifying your identity and work authorization within three days of your Start Date. For your convenience, a copy of the I-9 Form's List of Acceptable Documents is enclosed for your review.

Representations

By accepting this offer, you represent that you are able to accept this job and carry out the work that it would involve without breaching any legal restrictions on your activities, such as non-competition, non-solicitation or other work-related restrictions imposed by a current or former employer. You also represent that you will inform the Company about any such restrictions and provide the Company with as much information about them as possible, including any agreements between you and your current or former employer describing such restrictions on your activities. You further confirm that you will not remove or take any documents or proprietary data or materials of any kind, electronic or otherwise, with you from your current or former employer to the Company without written authorization from your current or former employer, nor will you use or disclose any such confidential information during the course and scope of your employment with the Company. If you have any questions about the ownership of particular documents or other information, you should discuss such questions with your former employer before removing or copying the documents or information.

We are excited at the prospect of you joining our team. If you have any questions about the above details, please call me immediately. If you wish to accept this position, please sign below and return this letter to me. This offer is open for you to accept until June 23, 2017, at which time it will be deemed to be withdrawn.

I look forward to hearing from you.

Signed	/s/ Howard F. Hill
Howard Hill, Interim Chief Executive Officer

Acceptance of Offer

I have read and understood and I accept all the terms of the offer of employment as set forth in the foregoing letter. I have not relied on any agreements or representations, express or implied, that are not set forth expressly in the foregoing letter, and this letter supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to the subject matter of this letter.

Robert Dawson

Signed /s/ Robert Dawson

Date June 16, 2017

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